Exhibit 99.1

K&S Corporate Headquarters Kulicke & Soffa Pte Ltd 23A Serangoon North Ave 5 #01-01, Singapore 554369
+65-6880-9600 main +65-6880-9580 fax www.kns.com Co. Regn. No. 199902120H

Kulicke & Soffa Industries, Inc. Announces Appointment of new CFO

SINGAPORE - November 27, 2017 -- Kulicke & Soffa Industries, Inc. (NASDAQ:KLIC) ("Kulicke & Soffa", "K&S" or the "Company") announced today that Jonathan Chou has stepped down as Executive Vice President, Chief Financial Officer and Principal Accounting Officer of the Company effective immediately to spend more time with his family and to pursue other interests but will remain with the Company until February 28, 2018 to ensure an orderly transition. The Board of Directors has named Lester A. Wong, Kulicke & Soffa’s General Counsel & Senior Vice President, Legal Affairs, to fill the role of interim Chief Financial Officer and the Company will conduct a search for a permanent successor among external and internal candidates.
Fusen Chen, President and Chief Executive Officer, stated "I would like to thank Jonathan for all his efforts and contribution to Kulicke & Soffa during the last 7 years. He has built an outstanding finance team and implemented robust financial processes which helped contribute to the success of the Company’s businesses and operations. Lester has worked closely with myself, the Board and the Finance team as General Counsel for many years and the Board and I are confident that he will provide strong leadership to the Finance team".
Mr. Wong, 51, has been Kulicke & Soffa’s General Counsel since 2011. His career includes roles as General Counsel and Senior Legal Counsel of several Asia based US listed companies where he played key roles in managing the company’s public reporting, compliance, litigation and M&A activities. Mr. Wong has a JD from the University of British Columbia and a BSc degree from Western University.
About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is a leading provider of semiconductor packaging and electronic assembly solutions supporting the global automotive, consumer, communications, computing and industrial segments. As a pioneer in the semiconductor space, K&S has provided customers with market leading packaging solutions for decades. In recent years, K&S has expanded its product offerings through strategic acquisitions and organic development, adding advanced packaging, electronics assembly, wedge bonding and a broader range of expendable tools to its core offerings. Combined with its extensive expertise in process technology and focus on development, K&S is well positioned to help customers meet the challenges of packaging and assembling the next-generation of electronic devices. (www.kns.com)
Contacts:

Kulicke & Soffa Industries, Inc.
Investor Relations
P: +1-215-784-7500
F: +1-215-784-6180
investor@kns.com